Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-3 No. 33-177250) and related Prospectus of WNS (Holdings) Limited for the registration of its ordinary shares and to the incorporation by reference therein of our report dated June 15, 2010, with respect to the consolidated balance sheet of WNS (Holdings) Limited as of March 31, 2010, and the related consolidated statements of income, equity and comprehensive income and cash flows for each of the years in the two-year period ended March 31, 2010 included in its Annual Report on Form 20-F for the year ended March 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

New Delhi, India

November 22, 2011